Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Assembly Biosciences, Inc. Amended and Restated 2018 Stock Incentive Plan and the Assembly Biosciences, Inc. Second Amended and Restated 2018 Employee Stock Purchase Plan of our report dated March 19, 2026, with respect to the consolidated financial statements of Assembly Biosciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 20, 2026